Exhibit 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: Gordon Parnell - CFO . . . (480) 792-7374

MICROCHIP TECHNOLOGY POSTS RECORD
NET SALES FOR FISCAL FIRST QUARTER 2009

•	Record net sales of $268.2 million, up 3.0% sequentially and up 1.6% over the year ago quarter

•	Record net sales of microcontroller and analog products

•	Record net sales of 16-bit microcontrollers

•	Record number of development tools shipped

•	On a GAAP basis:

•	Record gross margin of 61.0%; operating profit of 32.3%; EPS of 40 cents per diluted share

•	On a non-GAAP basis:

•	Record gross margin of 61.6%; operating profit of 35.2%; Record EPS of 44 cents per diluted share

•	Net cash generated of $118.3 million for the June quarter, before dividend payment of $61.0 million and stock buy back activity of $23.6 million

•	Increased dividend sequentially to a record 33.8 cents per share; represents an increase of 14.6% from dividend level a year ago

•	Record new bookings with book-to-bill ratio of 1.15

CHANDLER, Arizona – July 24, 2008  – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today reported results for the three months ended June 30, 2008.  Net sales for the first quarter of fiscal 2009 were a record $268.2 million, up 3.0% sequentially from net sales of $260.4 million in the immediately preceding quarter, and up 1.6% from net sales of $264.1 million in the prior year’s first quarter.  GAAP earnings per diluted share for the first quarter of fiscal 2009 was 40 cents, essentially flat from GAAP earnings per diluted share of 40 cents in the immediately preceding quarter, and up 11.2% from GAAP earnings per diluted share of 36 cents in the prior year’s first quarter.

Non-GAAP earnings per diluted share for the first quarter of fiscal 2009 was a record 44 cents, up 4.6% from non-GAAP earnings per diluted share of 42 cents in the immediately preceding quarter, and up 12.1% from non-

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Microchip Technology Incorporated 2355 West Chandler Blvd.  Chandler, AZ 85224-6199   Main Office 480•792•7200  FAX 480•899•9210

Microchip Technology
Reports First Quarter
Fiscal 2009 Results

GAAP earnings per diluted share of 39 cents in the prior year’s first quarter.  Non-GAAP results exclude the effect of share-based compensation and a tax benefit in the fourth quarter of fiscal 2008.  A reconciliation of non-GAAP and GAAP results is included in this press release.

Microchip also announced today that its Board of Directors declared a quarterly cash dividend on its common stock of 33.8 cents per share.  The quarterly dividend is payable on August 21, 2008 to stockholders of record on August 7, 2008.  Microchip initiated quarterly cash dividend payments in the third quarter of fiscal 2003.

“I am very proud of the results we achieved despite a very challenging business environment.  Our microcontroller and analog products achieved record net sales levels in the June 2008 quarter.  During the quarter we also achieved net sales growth in all major product lines of Microchip, including record net sales for our 16-bit microcontrollers,” said Steve Sanghi, Microchip’s President and CEO.  “From a geographic perspective, China was the strongest geography, attaining record net sales levels, with net sales up 18.2% sequentially.  Based on these results, we experienced no measurable adverse impact on our business from the earthquake in China, contrary to the concerns in the market.”

Mr. Sanghi continued, “We also achieved record non-GAAP gross margins of 61.6% in the June quarter, further evidencing the success of our proprietary business model.  The record net sales as well as gross margin percentage enabled Microchip to achieve record non-GAAP EPS of 44 cents per share for the period.”

“We are also pleased to be increasing our quarterly dividend payment to our shareholders sequentially to a record 33.8 cents per share,” Mr. Sanghi added.  “We continue to believe, based on investor feedback, that increasing dividends is a highly desirable way of returning significant value to our shareholders.”

“All product lines achieved revenue growth during the quarter.  Our microcontroller product revenues grew 3% sequentially to a record level.  Our 16-bit microcontroller revenues grew 5% sequentially and were up 60% over the same period a year ago, also reaching a record level.  Analog product revenues grew 2.5% sequentially and 8.1% over the year ago quarter to a record level.  Our memory revenues also grew 2.7% sequentially,” said Ganesh Moorthy, Executive Vice President.  “Shipments of development tools continued at a strong pace, achieving record shipment levels for the third quarter in a row.  We shipped 34,936 development tools in the June quarter, with worldwide cumulative shipments totaling 667,721.”

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Microchip Technology
Reports First Quarter
Fiscal 2009 Results

Mr. Gordon Parnell, Microchip’s Chief Financial Officer said, “Inventory levels continued to decline in the June quarter, with days of inventory now representing 110 days.  Inventory in the distribution channel also declined, representing 32 days of inventory.  Combined inventories declined three days from the March 2008 levels.”

Mr. Parnell added, “Cash generation continued at a strong level, with cash generation of $118.3 million in the June quarter, prior to the dividend payment and the stock buy back activity.”

Mr. Sanghi concluded, “We achieved record new bookings in the June quarter with an overall book-to-bill ratio of 1.15, resulting in our starting backlog in the September quarter being higher than what we experienced at the beginning of the June quarter.  However, we continue to be very cautious about the very challenging global business environment including continued weakness in the U.S., the effects of a strong Euro and summer holidays in Europe, and the effects of high energy prices globally.  Based on our assessment of the business, we expect net sales in the quarter ending September 30, 2008 quarter to be flat to up 3% sequentially.  EPS is expected to be approximately 44 to 45 cents on a non-GAAP basis, and EPS on a GAAP basis is expected to be approximately 40 to 41 cents.”

Microchip’s Recent Highlights:

•
Microchip introduced the industry’s most comprehensive portfolio of 8-, 16- and 32-bit Universal Serial Bus (USB) microcontrollers (MCUs) supported by a single integrated development environment - the free MPLAB® IDE.  Building on its rich 8-bit USB PIC® MCU offerings, Microchip now offers the low-power 16-bit PIC24F USB family, which is pin, peripheral and software compatible with the new high-performance, 80 MHz, 32-bit PIC32 USB MCUs.  In addition, Microchip expanded its 8-bit USB product offering at the low end with the lower-cost, smaller-footprint PIC18F1XK50 family.  Microchip’s entire USB PIC microcontroller line is supported with free USB software stacks and USB class drivers.

•
During the quarter, Microchip shipped 34,936 new development systems - setting another Company record and demonstrating the continued strong interest in Microchip’s products.  The total cumulative number of development systems shipped now stands at 667,721.

•
The Company announced a new 10-member family of serial EEPROM devices with a single I/O bus interface.  Based upon Microchip’s patented UNI/O™ memory-device protocol, the devices are the first single I/O EEPROM devices that can support any data rate from 10 kHz to 100 kHz and the only 1 Kbit, 2 Kbit, 4 Kbit, 8 Kbit and 16 Kbit EEPROMs available in a 3-pin SOT-23 package.

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Microchip Technology
Reports First Quarter
Fiscal 2009 Results

•
Microchip unveiled the MRF24J40MA FCC-certified Radio-Frequency (RF) transceiver module.  The new module services the 2.4 GHz unlicensed Industrial, Scientific and Medical (ISM) short-range wireless frequency band for the IEEE 802.15.4™ specification, for ZigBee® or proprietary wireless-protocol systems.

•
On the analog front, Microchip introduced the MCP6V01/2/3 (MCP6V0X) auto-zero operational amplifiers which feature a unique self-correcting architecture that enables ultra high precision, with an input offset voltage of just 2 micro Volts (µV) maximum.

•
The Company announced 10 new and existing application-specific PICtail™ Plus daughter boards for the popular Explorer 16 Development Board platform.  The Explorer 16 Development Board supports Microchip’s 16-bit PIC24 MCUs and dsPIC33 Digital Signal Controllers (DSCs), and the 32-bit PIC32 MCUs, through numerous processor-specific plug-in modules.

Second Quarter Fiscal 2009 Outlook:

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

•	Net sales for the quarter ending September 30, 2008 are currently anticipated to be flat to up 3% compared to the June 2008 quarter.

•
Gross margins for the quarter ending September 30, 2008 are anticipated to be approximately 61.0% to 61.1% on a GAAP basis, and approximately 61.6% to 61.7% on a non-GAAP basis, prior to the effect of share-based compensation.  Generally, gross margin fluctuates over time, driven primarily by the mix of microcontroller, analog and memory products sold; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.

•
Operating expenses for the quarter ending September 30, 2008 are expected to be approximately 28.5% to 28.7% on a GAAP basis, and approximately 26.2% to 26.4% on a non-GAAP basis, prior to the effect of share-based compensation expense.  Operating expenses fluctuate over time, primarily due to net sales and profit levels.

•	The tax rate for the quarter ending September 30, 2008 is anticipated to be approximately 18.0% to 18.2%.

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Microchip Technology
Reports First Quarter
Fiscal 2009 Results

•
Earnings per diluted share for the quarter ending September 30, 2008 are anticipated to be approximately 40 to 41 cents on a GAAP basis, and approximately 44 to 45 cents on a non-GAAP basis, excluding the effect of share-based compensation expense.

•
The level of inventories fluctuates over time, primarily due to sales volume and overall capacity utilization.  Based on our net sales guidance, on both a GAAP and non-GAAP basis, inventories at September 30, 2008 are anticipated to be flat to down 3 days.

•
Capital expenditures for the quarter ending September 30, 2008 are expected to be approximately $35 million, and capital expenditures for fiscal 2009 are expected to total approximately $110 million.  The level of capital expenditures varies from time to time as a result of actual and anticipated business conditions.

•
Based on cash projected to be generated from operations and current projected capital expenditure levels, we expect net cash generation during the September quarter of approximately $110 million before the dividend payment of approximately $62.5 million announced today.  The amount of expected cash generation is before the effect of any stock buy back activity.

•
Microchip’s Board of Directors authorized a stock buy back of up to 10.0 million shares in December 2007.  At June 30, 2008, approximately 5.7 million shares remained available for purchase under this program.  Future purchases will depend upon market conditions, interest rates and corporate considerations.

•
During the June quarter, Microchip purchased 749,400 shares of its stock at an average price of $31.54 per share for a total of $23.6 million. The share count for the September quarter is expected to be approximately 189.3 to 190.0 million shares on a GAAP basis, and 187.0 to 187.9 million shares on a non-GAAP basis.

Use of Non-GAAP Financial Measures:

SFAS 123(R) requires us to estimate the cost of certain forms of share-based compensation, including employee stock options and awards under our employee stock purchase plan (ESPP Plan), and to record a commensurate expense in our income statement.  Share-based compensation expense is a non-cash expense that varies in amount from period to period and is affected by market forces that are difficult to predict and are not within the control of management, such as the price of our common stock.  The favorable tax events are infrequent events in our business.  Accordingly, management excludes these items from its internal operating forecasts and models.

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Microchip Technology
Reports First Quarter
Fiscal 2009 Results

We are using non-GAAP profit, non-GAAP research and development expenses, non-GAAP selling, general and administration expenses, non-GAAP operating income, non-GAAP net income, and non-GAAP diluted earnings per share, which excludes share-based compensation expense and a tax benefit in the fourth quarter of fiscal 2008 related to adjustments to tax reserves, to permit additional analysis of our performance.  Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods.  Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash and other special charges that many investors feel may obscure our true operating costs.  Management uses these non-GAAP measures to manage and assess the profitability of its business.  Specifically, we do not consider share-based compensation expense when developing and monitoring budgets and spending.  The economic substance behind our decision to exclude share-based compensation relates to these charges being non-cash in nature.  The exclusion of favorable tax events in our non-GAAP disclosures are based on the infrequent nature of these events.  Our determination of the above non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for gross margin; research and development expenses; selling, general and administrative expenses; operating income; net income and diluted earnings per share determined in accordance with GAAP.  There are limitations associated with using non-GAAP measures, including that they exclude financial information that some may consider important in evaluating our performance.  Management compensates for this by presenting information on both a GAAP and non-GAAP basis for investors and providing reconciliations of the GAAP and non-GAAP results.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2008	2007
Net sales	$268,172	$264,072
Cost of sales	104,575	105,527
Gross profit	163,597	158,545

Operating expenses:
Research and development	31,552	29,746
Selling, general and administrative	45,413	43,780
	76,965	73,526

Operating income	86,632	85,019
Other income and expense, net	6,543	15,724
Income before income taxes	93,175	100,743
Income taxes	16,865	20,450

Net income	$76,310	$80,293

Basic net income per share	$0.41	$0.37
Diluted net income per share	$0.40	$0.36

Basic shares used in calculation	184,663	218,111
Diluted shares used in calculation	191,049	223,592

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

ASSETS

	June 30, 2008	March 31, 2008
	(Unaudited)
Cash and short-term investments	$1,039,163	$1,324,790
Accounts receivable, net	135,753	138,319
Inventories	125,798	124,483
Other current assets	130,621	130,138
Total current assets	1,431,335	1,717,730

Property, plant & equipment, net	520,790	522,305
Long-term investments	513,555	194,274
Other assets	77,758	77,998

Total assets	$2,543,438	$2,512,307

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and other accrued liabilities	$97,396	$95,640
Deferred income on shipments to distributors	97,125	95,441
Total current liabilities	194,521	191,081

Convertible debentures	1,150,227	1,150,128
Long-term income tax payable	117,674	112,311
Deferred tax liability	27,353	21,460
Other long-term liabilities	1,135	1,104

Stockholders' equity	1,052,528	1,036,223

Total liabilities and stockholders' equity	$2,543,438	$2,512,307

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)
(in thousands except per share amounts and percentages)

RECONCILIATION OF GROSS PROFIT TO NON-GAAP GROSS PROFIT
	Three Months Ended June 30,
	2008	2007
Gross profit, as reported	$163,597	$158,545
Share-based compensation expense	1,625	1,590
Non-GAAP gross profit	$165,222	$160,135
Non-GAAP gross margin percentage	61.6%	60.6%

RECONCILIATION OF RESEARCH AND DEVELOPMENT EXPENSES TO NON-GAAP
RESEARCH AND DEVELOPMENT EXPENSES
	Three Months Ended June 30,
	2008	2007
Research and development expenses, as reported	$31,552	$29,746
Share-based compensation expense	(2,435)	(2,586)
Non-GAAP research and development expenses	$29,117	$27,160
Non-GAAP research and development expenses as a percentage of net sales	10.9%	10.3%

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
NON-GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
	Three Months Ended June 30,
	2008	2007
Selling, general and administrative expenses, as reported	$45,413	$43,780
Share-based compensation expense	(3,639)	(3,857)
Non-GAAP selling, general and administrative expenses	$41,774	$39,923
Non-GAAP selling, general and administrative expenses as a percentage of net sales	15.6%	15.1%

RECONCILIATION OF OPERATING INCOME TO NON-GAAP OPERATING INCOME
	Three Months Ended June 30,
	2008	2007
Operating income, as reported	$86,632	$85,019
Share-based compensation expense	7,699	8,033
Non-GAAP operating income	$94,331	$93,052
Non-GAAP operating margin percentage	35.2%	35.2%

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RECONCILIATION OF NET INCOME AND DILUTED EARNINGS PER SHARE TO NON-GAAP
NET INCOME AND NON-GAAP DILUTED EARNINGS PER SHARE
	Three Months Ended June 30,		Three Months Ended March 31,
	2008	2007	2008
Net income, as reported	$76,310	$80,293	$76,652
Share-based compensation expense, net of tax	6,306	6,402	7,053
Tax benefit related to favorable adjustment to tax reserves	-	-	(4,529)
Non-GAAP net income	$82,616	$86,695	$79,176
Non-GAAP net income as a percentage of net sales	30.8%	32.8%	30.4%

Diluted net income per share, as reported	$0.40	$0.36	$0.40
Share-based compensation, net of tax effect	0.04	0.03	0.04
Tax benefit related to favorable adjustment to tax reserves	-	-	(0.02)
Non-GAAP diluted net income per share	$0.44	$0.39	$0.42

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Microchip Technology
Reports First Quarter
Fiscal Year 2009 Results

Conference Call and Updates:

Microchip will host a conference call today July 24, 2008 at 5:00 p.m. (Eastern Time) to discuss this release.  This call will be simulcast over the Internet at www.microchip.com.  The webcast will be available for replay until July 31, 2008.

A telephonic replay of the conference call will be available at approximately 7:00 p.m. (Eastern Time) on July 24, 2008 and will remain available until 5:00 p.m. (Eastern Time) on July 31, 2008.  Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 4075649.

Cautionary Statement:

The statements in this release relating to the effect of the earthquake in China, the success of our proprietary business model, that increasing dividends is a highly desirable way of returning increasing value to our shareholders, the very challenging global business environment, continued weakness in the U.S., the effects of a strong Euro and summer holidays in Europe, the effects of high energy prices globally, flat to 3% net sales growth in the September quarter, GAAP EPS of approximately 40 to 41 cents per diluted share and non-GAAP EPS of approximately 44 to 45 cents per diluted share for the September quarter, strong interest in our products and the statements containing our GAAP and non-GAAP guidance (as applicable) for the quarter ending September 30, 2008 with respect to net sales, gross margin, operating expenses, tax rate, earnings per diluted share, days of inventory, capital expenditures for the quarter ending September 30, 2008 and for fiscal 2009, net cash generation and share count are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to:  changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; our ability to continue to secure sufficient assembly and testing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; foreign currency effects on our business; costs and outcome of any

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Microchip Technology
Reports First Quarter
Fiscal Year 2009 Results

current or future tax audit or any litigation involving intellectual property, customers or other issues; disruptions in our business or the businesses of our customers or suppliers due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q.  You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC's Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this July 24, 2008 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Inc. is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip Web site at www.microchip.com.

The Microchip name and logo, PIC, MPLAB, and dsPIC are registered trademarks of Microchip Technology Inc. in the USA and other countries.  UNI/O and PICtail are trademarks of Microchip Technology Inc.  All other trademarks mentioned herein are the property of their respective companies.

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